Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ollie’s Bargain Outlet Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-205685) on Form S-8 and the registration statement (No. 333-213514) on Form S-3 of Ollie’s Bargain Outlet Holdings, Inc. of our reports dated March 29, 2019, with respect to the consolidated balance sheets of Ollie’s Bargain Outlet Holdings, Inc. and subsidiaries as of February 2, 2019 and February 3, 2018, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended February 2, 2019, and the related notes and financial statement schedule (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of February 2, 2019, which reports appear in the February 2, 2019 annual report on Form 10-K of Ollie’s Bargain Outlet Holdings, Inc. Our report on the consolidated financial statements refers to a change in the accounting for revenue.

/s/ KPMG LLP
Philadelphia, Pennsylvania
March 29, 2019